Exhibit 99.1
Contact:
Michael Watts
Sr. director, investor relations and
corporate communications
858-410-8673
For Immediate Release
John C. Martin, Ph.D., Elected to Gen-Probe Board of Directors
SAN DIEGO, CA, September 20, 2007 — Gen-Probe (NASDAQ: GPRO) announced today that John C. Martin, Ph.D., president and chief executive officer of Gilead Sciences, Inc., has been elected to its board of directors. Gen-Probe’s board now has eight members, including seven who are not Gen-Probe employees.
“John Martin’s exceptional track record at Gilead has made him one of the most successful and respected leaders in the biopharmaceutical industry,” said Hank Nordhoff, Gen-Probe’s chairman, president and chief executive officer. “We are delighted that he has agreed to add his business and scientific expertise to an already outstanding Gen-Probe board.”
Dr. Martin, 56, joined Gilead Sciences in 1990 and has served as president and chief executive officer since 1996. Gilead is a biopharmaceutical company that discovers, develops and commercializes innovative therapeutics in areas of unmet medical need. Prior to joining Gilead, Dr. Martin held several leadership positions in the antiviral chemistry division at Bristol-Myers Squibb, and also served for six years with Syntex Corporation, from 1978 to 1984.
Dr. Martin is a member of the presidential advisory council on HIV/AIDS and the board of directors of the California Healthcare Institute. He serves on the Centers for Disease Control/Health Resources and Services Administration’s advisory committee on HIV and STD prevention and treatment, and is a member of the board of trustees at the University of Chicago. He holds a Ph.D. in organic chemistry from the University of Chicago and an M.B.A. in marketing from Golden Gate University.
About Gen-Probe
Gen-Probe Incorporated is a global leader in the development, manufacture and marketing of rapid, accurate and cost-effective nucleic acid tests (NATs) that are used primarily to diagnose human diseases and screen donated human blood. Gen-Probe has more than 24 years of NAT expertise, and received the 2004 National Medal of Technology, America’s highest honor for technological innovation, for developing NAT assays for blood screening. Gen-Probe is headquartered in San Diego and employs approximately 1,000 people. For more information, go to www.gen-probe.com.
Caution Regarding Forward-Looking Statements
Any statements in this press release about our expectations, beliefs, plans, objectives, assumptions, future events or performance are not historical facts and are forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as believe, will, expect, anticipate, estimate, intend, plan and would. For example, statements concerning management’s objectives and future growth are forward-looking statements. Forward-looking statements are not guarantees of performance. They involve known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to differ materially from those expressed or implied by any forward-looking statement. Some of the risks, uncertainties and assumptions that could cause actual results to differ materially from estimates or projections in the forward-looking statement include, but are not limited to: (i) the risk that Gen-Probe may not be able to retain its key employees and directors. For additional information about risks and uncertainties we face and a discussion of our financial statements and footnotes, see documents we have filed with the SEC, including our Report on Form 10-K for the fiscal year ended December 31, 2006 and all our periodic filings made with the SEC. We assume no obligation and expressly disclaim any duty to update any forward-looking statement to reflect events or circumstances after the date of this news release or to reflect the occurrence of subsequent events.
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